Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2005, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
AUGUST 8, 2005
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 5, 2005
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2005 amounted to $19,180,000 compared with $10,561,000 for the second quarter of 2004. Unaudited consolidated net income for the first six months of 2005 was $37,607,000 compared with $22,759,000 for the first six months of 2004. The 2005 figures included $503,000 of after-tax investment gains realized in the second quarter. No investment gains were realized in the 2004 periods.
     The increases in consolidated earnings for the 2005 periods resulted mainly from improvement of the furniture rental business and increased investment income earned by the insurance businesses due mainly to higher interest rates on short-term investments.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$3,795	$3,629	$9,272	$8,633
Investment income	9,458	6,028	17,730	12,126
CORT furniture rental business	5,065	220	9,331	604
Precision Steel businesses	226	582	638	1,212
Other	133	102	133	184

Realized investment gains	503	—	503	—

Consolidated net income	$19,180	$10,561	$37,607	$22,759

Per share	$2.69	$1.49	$5.28	$3.20

     Wesco’s Form 10-Q for the quarter ended June 30, 2005 is expected to be filed electronically with the Securities and Exchange Commission on August 9, 2005, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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